Exhibit 10.6
50 First Street-Suite 307
San Francisco, CA 94105
tel (415) 995-8570
fax (415) 995-8577
www.demandtec.com
June 1, 2001
Dan Fishback
Dear Dan:
Dan I am personally very excited to ask you to join our team. Beyond all the important skills and experiences you bring to the table, you represent very well the culture we are trying to build. I know you will do great things here.
This letter confirms our offer to you of employment with DemandTec, Inc., a Delaware Corporation (“the Company”), as President and Chief Executive Officer at our facility in San Francisco. You will be responsible for duties commensurate with this position and will report to the Board of Directors.
The following serves as a record of initial terms of your employment:

Effective Date:	June 4, 2001

Annual Compensation:	Your annualized Base Salary, as a salaried exempt employee, shall be $150,000. You will be paid semi-monthly. Your performance and salary will be reviewed annually in accordance with our salary administration policies. Any merit increase in base salary for your first year would be based on an annualized percentage, prorated from your date of hire.

Contingent Bonus:	In addition to your annual base salary, you also shall be eligible to earn an annual bonus to be determined by the Board of Directors or the Compensation Committee, initially set at $150,000 (but not limited to $150,000), paid quarterly, based on your achievement of performance objectives determined jointly by the Compensation Committee of the Board of Directors and you. Such bonus, if any, shall be paid in accordance with the terms set forth by the same committee. The Compensation Committee may also elect to change the bonus periodically, as the company grows.

Stock Options:	So that you may participate in the Company’s success, you will be granted an option to purchase 1,368,750 shares of the Company’s common stock. The exercise price of such shares shall be the fair market value of the stock at the time of the grant, as determined by the Company’s Board of Directors. The current fair market value of the Company’s common stock is $.20. The Company has a four (4) year vesting schedule where 1/8th of these shares vest at the end of your first six months of employment and 1/48th of these shares vest on a monthly basis thereafter, subject to certain acceleration events below.

Subscription Right:	In addition to your stock option grant, you shall be entitled to subscribe to purchase 164,250 shares of the Series B Preferred Stock of the Company at a purchase price of $1.64 per share. Any such purchase shall be made pursuant to the Company’s standard form of Series B Preferred Stock Purchase Agreement.

Dan Fishback
June 1, 2001

To exercise this subscription right, you must exercise this option within 90 days of your employment start date with the Company.

Vacation:	Your vacation entitlement will be three weeks (15 days) per year (accrued at 10 hours per month). Please refer to the Company’s then current vacation guidelines for further policy details.

Benefits:	You are eligible to participate in the Company’s benefit programs as described in the enclosed summary.
As a Company employee, you will be expected to promote the goodwill and name of the Company and to use your best efforts to further the interests and establish the high reputation of the Company. You shall adhere to and comply with all Company policies, rules and directions as they currently exist and as changed by the Company from time to time and sign and comply with the Company’s standard Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information. Without limiting the generality of the foregoing, you understand that the solicitation of another employee or consultant is prohibited while either person is on working time. You also acknowledge and agree that the Company prohibits harassment of employees or consultants by another employee, consultant, supervisor, and third party for any reason including, but not limited to, age, race, color, physical or mental disability, marital status, veteran status, national origin, religion and/or sex.
In accordance with the Immigration Reform and Control Act of 1986, the Company is required to verify the identity and employment eligibility of every candidate. Please review the enclosed Employment Eligibility Verification (1-9) form. You must supply the documents listed on the
1-9 form to Human Resources on you first day of employment. This offer of employment is contingent upon your providing all the necessary documents on your first day of employment. The Company cannot allow you to work unless proper documentation is supplied.
You acknowledge that your employment with the Company is for an unspecified duration that constitutes AT-WELL employment, and that either you or the Company can terminate this relationship at any time, with or without cause and with or without notice. This AT-WILL employment relationship cannot be changed except in a writing signed by a Company officer.
Notwithstanding the foregoing, if at any time you are terminated by the Company (or, in the case of a merger, the surviving corporation) without “Cause” (as defined below) or you terminate your employment with the Company for “Constructive Termination” (as defined below) in each case within one (1) year following a “Corporate Transaction” (as defined below), 50% of the shares under the option that are subject to vesting as of the effective date of termination shall vest automatically.
For the purposes of this letter, the following capitalized terms shall have the meanings set forth below:
(a)	“Corporate Transaction” shall mean (i) a sale of substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which shareholders immediately before the merger or consolidation have, immediately after the merger or consolidation, greater stock voting power); (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which stockholders immediately before the merger have, immediately after the merger, greater stock voting power in the surviving corporation); or (iv) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred.
(b)	“Cause” for termination shall mean: (i) your conviction of any felony or of any crime involving moral turpitude; (ii) your participation in any fraud against the Company; (iii) your material

Dan Fishback
June 1, 2001

breach of the any terms of this letter, and your failure to cure such breach within thirty (30) days after your receipt of written notice thereof; (iv) your failure to perform your job or your neglect of your responsibilities, and your failure to remedy such failure or neglect within thirty (30) days after your receipt of written notice thereof or (iv) your intentional damage to any material property of the Company.

(c)	“Constructive Termination” shall mean (i) your involuntary dismissal or discharge or discharge by the Company for reasons other than Cause, (ii) your assignment to duties inconsistent with your position as Chief Executive Officer, or which reflect a material adverse change in authority, responsibility or status with the Company or any successor; (iii) a reduction in your base salary or benefits package, unless because of financial circumstances the Company reduces the base salaries and benefits of all executives by the same percentage; (iii) relocation of your primary work location (other than business travel) by more man 35 miles; or (iv) the failure of the Company to obtain a satisfactory agreement from any successor to the Company, or purchaser of all or substantially all of the Company’s assets, to assume and agree to perform this letter.
In addition, upon termination of this Agreement by the Company without Cause prior to the date four (4) years from your employment start date, you shall be entitled to the following severance benefits:
(a)	payment, in a lump sum, of any and all base salary, as well as any bonus due to you through the date of termination, plus an amount equal to your earned but unused vacation through such date;

(b)	continuation of your then-current base salary for a period of three (3) months after the date of termination; and

(c)	continuation of coverage under the medical, dental, life and disability insurance programs maintained by Company to the extent such continuation thereunder is permitted under the terms of the insurance contracts governing such programs for a period of three (3) months after the date of termination or, in the alternative, reimbursement for all premiums paid to maintain medical and dental coverage under the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 for a period of three (3) months after the date of termination; and

(d)	continuation of your then-current stock option vesting for a period of three (3) months after the date of termination.
As a full-time employee, you will be expected to devote all of your employable time to performing your duties on behalf of the Company. Without limiting the generality of the foregoing, during the period of your employment, you shall not engage in any employment or business activity for a competitor of the Company. You will be responsible for notifying the Company of all other engagements in which you are involved.
This letter states the entire agreement of the parties with respect to your employment with the Company and supersedes and replaces all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations, understandings or other agreements between the parties in connection with the subject matter except as specifically set forth in this agreement and none have been relied on. This letter shall be governed by California law.
This offer is valid until June 14, 2001. Please send your written acceptance of this offer, to my attention at:
DemandTec, Inc.
50 First Street, Suite 307
San Francisco, CA 94105

Dan Fishback
June 1, 2001

By signing below you confirm that you have not executed nor are you bound by, or a party to, any non compete covenant, restriction or other agreement, contractual or otherwise, with any prior or current employer, supplier, customer or firm with which you have been associated which would prevent you from performing the services for the Company in the capacity as stated herein, or otherwise impede or restrict the fulfillment of the terms of this agreement with the Company.
Dan, welcome aboard. Let’s sign documents and get to work!

Your very truly,

/s/ Michael Neal Michael Neal
Chairman of the Board, DemandTec, Inc.

ACCEPTED:

SIGNATURE:	/s/ Dan Fishback	DATE:	6/4/01

DemandTec, Inc.
February 11, 2005
Mr. Dan Fishback
Dear Dan:
     We are pleased to inform you that on February 11, 2005, the Board of Directors of DemandTec, Inc. (the “Company”) approved the following provisions for accelerated vesting of your option shares. The following terms apply to all of your options granted or to be granted to you during your employment with the Company, as well as any shares that you may have already purchased under options previously granted to you (collectively, the “Options”).
     1. Accelerated Vesting of Shares. The Company hereby agrees that, in the event that a Change in Control occurs while you remain employed with the Company, then you will vest in 50% of your then unvested shares under each of the Options as of the date of the Change in Control and the Company’s repurchase right shall lapse as to a corresponding number of shares purchasable under each such Option. Any shares remaining unvested under each of the Options after the date of the Change in Control shall vest and the Company’s repurchase right shall lapse in equal monthly installments over the subsequent 12 months. The Company hereby agrees that, in the event that a Change in Control occurs while you remain employed with the Company and you are subject to an Involuntary Termination within 12 months after that Change in Control, then you will vest in all of your shares under each of the Options such that you are then fully vested and the Company’s repurchase right shall lapse as to all such shares.
     2. Severance. The provisions governing severance in your offer letter dated June 1, 2001 (the “Offer Letter”) are hereby amended in their entirety to read as follows:
“In addition, upon termination of this Agreement by the Company without Cause, you shall be entitled to the following severance benefits:
(a)	payment, in a lump sum, of any and all base salary due and owing to you through the date of termination, plus an amount equal to your earned but unused vacation through such date;
(b)	payment, in a lump sum, of six (6) months of your then-current base salary; and

(c)	continuation of coverage under the medical, dental, life and disability insurance programs maintained by Company to the extent such continuation thereunder is permitted under the terms of the insurance contracts governing such programs for a period of six (6) months after the date of termination or, in the alternative, reimbursement for all premiums paid to

Mr. Dan Fishback
February 11, 2005

maintain medical and dental coverage under the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 for a period of six (6) months after the date of termination; and

(d)	continuation of your then-current stock option vesting for a period of six (6) months after the date of termination.
However, the foregoing severance provisions will not apply unless you (a) resign as a member of the boards of directors of the Company and all of its subsidiaries, to the extent applicable, (b) sign a general release of claims (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (c) have returned all Company property.”
Except as so modified, the Offer Letter shall remain in full force and effect.
     3. Definitions. For all purposes hereunder, the following terms shall be defined as specified below:
          A. “Cause” shall mean (a) any breach of the Proprietary Information and Inventions Agreement between you and the Company; (b) conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State or any crime involving moral turpitude; (c) your participation in any fraud against the Company; or (d) your intentional damage to any material property of the Company or other gross misconduct.
          B. “Change in Control” shall mean (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.
          C. “Involuntary Termination” shall mean the termination of your Service by reason of: your involuntary discharge by the Company (or the Parent or Subsidiary employing you) for reasons other than Cause; or your voluntary resignation following the date that (i) you have been assigned to duties which reflect a material adverse change in your authority or responsibility with the Company or any successor, (ii) the annual rate of your base salary was reduced by the Company, or (iii) the Company has relocated your principal place of work by a distance of 35 miles or more.
          D. Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Plan.
     4. Entire Agreement. This Agreement supersedes all prior agreements (whether verbal or written) between you and the Company relating to the subject matter of

Mr. Dan Fishback
February 11, 2005

acceleration of vesting of option shares on an acquisition or other change in control of the Company. This Agreement supersedes all prior agreements (whether verbal or written), including without limitation the Offer Letter, between you and the Company relating to the subject matter of your rights to severance benefits in connection with a termination of employment. Each of the option agreements evidencing Options previously granted to you shall remain in full force and effect except to the extent necessary to give effect to the terms of this Agreement.
     5. Miscellaneous. This Agreement shall be binding upon the Company, its successors and assigns (including, without limitation, the surviving entity or successor party resulting from the Change in Control) and shall be construed and interpreted under the laws of the State of California.
     Please indicate your acceptance of the foregoing by signing the enclosed copy of this letter and returning it to the Company.

Very truly yours,
Demandtec, Inc.
By:	/s/ Mark Culhane
	Name:	Mark Culhane
	Title:	EVP & CFO

Accepted and Agreed to:
/s/ Dan Fishback
Dan Fishback
2/11/05
Date

DemandTec, Inc.
One Circle Star Way, Suite 200
San Carlos, CA 94070
December 2, 2005
Mr. Dan Fishback
Dear Dan:
     We are pleased to inform you that on December 2, 2005, the Board of Directors of DemandTec, Inc. (the “Company”) approved the following amendment and restatement of the letter agreement dated February 11, 2005, between you and the Company (the “Prior Agreement”).
     1. General Rule on Accelerated Vesting. Except as provided in Section 2 below, the following terms apply to all of the options granted or to be granted to you during your employment with the Company, as well as any shares that you may have already purchased under options previously granted to you (collectively, the “Options”). The Company hereby agrees that, in the event that a Change in Control occurs while you remain employed with the Company, then you will vest in 50% of your then unvested shares under each of the Options as of the date of the Change in Control and the Company’s repurchase right shall lapse as to a corresponding number of shares purchasable under each such Option. Any shares remaining unvested under each of the Options after the date of the Change in Control shall vest and the Company’s repurchase right shall lapse in equal monthly installments over the subsequent 12 months. The Company hereby agrees that, in the event that a Change in Control occurs while you remain employed with the Company and you are subject to an Involuntary Termination within 12 months after that Change in Control, then you will vest in all of your shares under each of the Options such that you are then fully vested and the Company’s repurchase right shall lapse as to all such shares.
     2. Special Rule for December 2, 2005 Option. Section 1 above will apply to the option granted to you on December 2, 2005 (the “2005 Option”), except as provided in this Section 2. If the Company, within 60 days after December 1, 2005, receives a bona fide term sheet with respect to the acquisition (by merger, consolidation or otherwise) of the Company and such term sheet results in a Change in Control while you remain employed with the Company, then you will vest in 25% (instead of 50%) of the then unvested shares subject to the 2005 Option as of the date of such Change in Control and the Company’s repurchase right will lapse as to a corresponding number of shares purchasable under the 2005 Option. Any shares remaining unvested under the 2005 Option after the date of such Change in Control will vest, and the Company’s repurchase right will lapse, in equal monthly installments over the subsequent 12 months. If such Change in Control occurs and you are subject to an Involuntary Termination within 12 months after such Change in Control, then you will vest in all of your shares under the 2005 Option such that you are then fully vested and the Company’s repurchase

Mr. Dan Fishback
December 2, 2005

right will lapse as to all such shares. In the event of a Change in Control that does not result from a bona fide term sheet received within 60 days after December 1, 2005, Section 1 above will apply to the 2005 Option.
               3. Severance. The provisions governing severance in your offer letter dated June 1, 2001 (the “Offer Letter”), are hereby amended in their entirety to read as follows:
“In addition, if a Corporate Transaction occurs while you remain employed with the Company and you are subject to an Involuntary Termination within 12 months after that Corporate Transaction, you shall be entitled to the following severance benefits:
(a)	payment, in a lump sum, of any and all base salary due and owing to you through the date of termination, plus an amount equal to your earned but unused vacation through such date;

(b)	payment, in a lump sum, of six (6) months of your then-current base salary; and

(c)	continuation of coverage under the medical, dental, life and disability insurance programs maintained by Company to the extent such continuation thereunder is permitted under the terms of the insurance contracts governing such programs for a period of six (6) months after the date of termination or, in the alternative, reimbursement for all premiums paid to maintain medical and dental coverage under the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 for a period of six (6) months after the date of termination.
If the Company terminates your employment without Cause (and not within 12 months after a Corporate Transaction), you shall be entitled to the following severance benefits:
(a)	payment, in a lump sum, of any and all base salary due and owing to you through the date of termination, plus an amount equal to your earned but unused vacation through such date;

(b)	payment, in a lump sum, of six (6) months of your then-current base salary;

(c)	continuation of coverage under the medical, dental, life and disability insurance programs maintained by Company to the extent such continuation thereunder is permitted under the terms of the insurance contracts governing such programs for a period of six (6) months after the date of termination or, in the alternative, reimbursement for all premiums paid to maintain medical and dental coverage under the continuation

Mr. Dan Fishback
December 2, 2005

coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 for a period of six (6) months after the date of termination; and

(d)	continuation of your then-current stock option vesting for a period of six (6) months after the date of termination.
However, the foregoing severance provisions will not apply unless you (a) resign as a member of the boards of directors of the Company and all of its subsidiaries, to the extent applicable, (b) sign a general release of claims (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (c) have returned all Company property.”
In addition, the definition of “Involuntary Termination” set forth in Section 4.C below shall be incorporated in the Offer Letter. Except as so modified, the Offer Letter shall remain in full force and effect.
     4. Definitions. For all purposes hereunder, the following terms shall be defined as specified below:
          A. “Cause” shall mean (a) any breach of the Proprietary Information and Inventions Agreement between you and the Company; (b) conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State or any crime involving moral turpitude; (c) your participation in any fraud against the Company; or (d) your intentional damage to any material property of the Company or other gross misconduct.
          B. “Change in Control” shall mean (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.
          C. “Involuntary Termination” shall mean the termination of your Service by reason of: your involuntary discharge by the Company (or the Parent or Subsidiary employing you) for reasons other than Cause; or your voluntary resignation following the date that (i) you have been assigned to duties which reflect a material adverse change in your authority or responsibility with the Company or any successor, (ii) the annual rate of your base salary was reduced by the Company, or (iii) the Company has relocated your principal place of work by a distance of 35 miles or more.
          D. Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Company’s 1999 Equity Incentive Plan.

Mr. Dan Fishback
December 2, 2005

     5. Entire Agreement. This Agreement supersedes all prior agreements (whether verbal or written) between you and the Company relating to the subject matter of acceleration of vesting of option shares on an acquisition or other change in control of the Company, including (without limitation) the Prior Agreement. This Agreement supersedes all prior agreements (whether verbal or written), including without limitation the Offer Letter, between you and the Company relating to the subject matter of your rights to severance benefits in connection with a termination of employment. Each of the option agreements evidencing Options granted to you shall remain in full force and effect except to the extent necessary to give effect to the terms of this Agreement.
     6. Miscellaneous. This Agreement shall be binding upon the Company, its successors and assigns (including, without limitation, the surviving entity or successor party resulting from the Change in Control) and shall be construed and interpreted under the laws of the State of California.
     Please indicate your acceptance of the foregoing by signing the enclosed copy of this letter and returning it to the Company.

Very truly yours,

DemandTec, Inc.
By:	/s/ Mark Culhane
	Name:	Mark Culhane
	Title:	EVP & CFO

Accepted and Agreed to:
/s/ Dan Fishback
Dan Fishback
12/2/05
Date